Exhibit 10.7.5

COLT DEFENSE LLC ADVISORY AGREEMENT

between

COLT DEFENSE LLC

and the undersigned

SENIOR ADVISOR

GENERAL GEORGE W. CASEY, USA (RET.)

THIS AGREEMENT is entered into by Colt Defense LLC, a Delaware limited liability company (“Colt Defense”), and the individual who has executed this Agreement below, thereby indicating his/her agreement to be a Senior Advisor to Colt Defense LLC (“Advisor” or “you”).

In consideration of the mutual covenants contained herein, you and Colt Defense agree as follows:

1.                                      Services.

During the term of this Agreement, which will commence on the date it is executed by the Advisor, you will provide such services to Colt Defense, as may be requested by its Chief Executive Officer, from time to time.  The services to be provided under this Agreement will be those as might ordinarily be expected of a strategic advisor to a Chief Executive Officer.  Such services may include providing advice regarding strategic opportunities for Colt Defense; reviewing marketing and sales efforts; providing customer insights; strategic-level contacts; and advice regarding investor, public and customer relations issues.  Notwithstanding the two preceding sentences, Colt Defense understands that Advisor will not provide any Services that will violate US law, specifically 18 USC §207, 41 USC §423 (the Procurement Integrity Act) or related regulations.  Colt Defense warrants that it is familiar with the restrictions imposed by these laws and regulations and understands the limitations on services to be provided under this Agreement.

2.                                      Compensation.

During the term of this Agreement, you will be compensated on a per diem basis at a rate of $5,000 per day.  You will not be an employee of Colt Defense and therefore will not be eligible for health, retirement, or any other Colt Defense employee benefit plans or insurance.

Colt Defense will reimburse you for reasonable business expenses incurred by Advisor pursuant to services he/she is asked to perform, in accordance with Colt Defense’s policies.  Advisor will comply with limitations and reporting requirements with respect to expenses as may be established by Colt Defense from time to time and communicated to Advisor.

3.                                      Term.  This Agreement will continue in effect for a period of one year unless terminated by either party upon written notice to the other.  No cause for termination is required.  If Colt Defense terminates this Agreement, it will compensate you on a pro-rated basis through the effective date of termination specified by Colt Defense. This Agreement may be extended for subsequent one-year periods with the agreement of both parties.

4.                                      Independent Contractor.  You will be an independent contractor with respect to Colt Defense, and Colt Defense will have no obligation to or on behalf of you that is inconsistent with an independent contractor relationship.

5.                                      Indemnification.  Colt Defense will indemnify, defend and hold you harmless from and against any and all claims against you by third parties that may arise as a result of your service as an Advisor hereunder, other than as a result of your violation of paragraph 6, provided that you give Colt Defense prompt written notice of any such claim and cooperate with Colt Defense in the defense thereof.  Colt Defense will have the right to select counsel and to control all aspects of the defense of any such claim and the settlement thereof, provided that such settlement does not impose any obligation or requirement on you without your consent.

6.                                      Confidentiality.  You agree to hold in confidence, and not to discose to anyone, all information about Colt Defense and its subsidiaries and their respective and joint businesses, opportunities, plans, strategies, products, vendors, finances, prospects, or other affairs, and their owners, partners, employees, advisors, representatives, or consultants, that is shared with you at any time, in any form, including without limitation, physical, electronic, oral and visual, whether or not such information is specifically indicated to be “proprietary” or “confidential”.  Any disclosure of any such information requires the prior approval of Colt Defense’s Chief Executive Officer.  You agree that upon the the termination of this Agreement, you will return or destroy all of the foregoing confidential information in your possess that is in a form that can be returned or destroyed.  All other such information will remain confidential and subject to this Agreement despite the termination of this Agreement.  You agree that in the event of any breach of this paragraph by you, Colt Defense will be entitled to obtain an injunction against further breach, in addition to all other remedies available to it.

7.                                      Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid), or faxed, to the recipient at the address below indicated:

To Colt Defense:

Colt Defense LLC
547 New Park Ave.
West Hartford, CT 06110
Attn: President and Chief Executive Officer

To Advisor:

2251 Eisenhower Avenue, Unit #1817

Alexandria, VA 22314

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Advisory Agreement shall be deemed to have been given when personally delivered, one business day after sent by reputable overnight courier service, five days after deposit in the U.S. mail or at such time as it is transmitted via facsimile, with receipt confirmed.

8.                                      Assignment. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Advisor and Colt Defense and their respective successors and assigns; provided, however, that the rights and obligations of Advisor under this Agreement shall not be assignable.

9.                                      Governing Law. This Agreement shall be construed in accordance with the law of Connecticut, without regard to its conflicts of law principles.

10.                               Complete Agreement. This Agreement embodies the complete agreement and understanding among Colt Defense and Advisor, and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have been related to the subject matter hereof in any way.  This Agreement may not be amended or modified in any respect other than in a writing signed by Advisor and Colt Defense’s Chief Executive Officer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COLT DEFENSE LLC

By:	/s/ Gerald R. Dinkel
Gerald R. Dinkel

Its: Chief Executive Officer

Date: December 16, 2011

ADVISOR

By:	/s/ George W. Casey Jr.
General George W. Casey Jr., USA (Ret.)

Date: December 16, 2011